COACHMEN INDUSTRIES, INC.

423 N. Main • P.O. Box 30 • Middlebury, Indiana 46540 • 574/825-5821 • Fax 574/825-8141

NEWS RELEASE

For immediate release Thursday, February 21, 2008

COACHMEN INDUSTRIES RECEIVES CONGRESSIONAL INQUIRY

Elkhart, Ind. - Coachmen Industries, Inc. (NYSE: COA) today announced that it has received an inquiry from the Committee on Oversight and Government Reform of the United States House of Representatives as part of the Committee’s investigation into the levels of formaldehyde in travel trailers and other forms of temporary housing provided by FEMA to victims of the Gulf Coast Hurricanes from 2005 through 2007.

“Coachmen’s first priority is and has always been the quality and safety of all of our products,” stated Rick Lavers, President and CEO of Coachmen Industries.  “While Coachmen did not sell any trailers directly to FEMA, we know that a proportionately small number of our products were used by FEMA.  Nevertheless, we will make every effort to cooperate fully with the Committee’s request for information on our products.”

The Committee has requested that Coachmen provide the requested information by Friday, March 7, 2008.  The Company will provide additional details regarding its response at that time.

Coachmen Industries, Inc. is one of America’s leading manufacturers of recreational vehicles, systems-built homes and commercial buildings, with prominent subsidiaries in each industry.  The Company’s well-known RV brand names include COACHMEN®, GEORGIE BOY™, SPORTSCOACH®, ADRENALINE™ and VIKING®.  Coachmen Industries, Inc. is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the ticker COA.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain.  Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, the potential fluctuations in the Company’s operating results, increased interest rates the availability for floorplan financing for the Company’s recreational vehicle dealers and corresponding availability of cash to Company, uncertainties and timing with respect to sales resulting from recovery efforts in the Gulf Coast, uncertainties regarding the impact on sales of the disclosed restructuring steps in

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Coachmen Industries Receives Congressional Inquiry

February 21, 2008

both the recreational vehicle and housing and building segments, the ability of the company to generate taxable income in future years to utilize deferred tax assets and net operating loss carry-forwards available for use, the impact of performance on the valuation of intangible assets, the availability and the price of gasoline, price volatility of raw materials used in production, the Company’s dependence on chassis and other suppliers, the availability and cost of real estate for residential housing, the supply of existing homes within the company’s markets, the impact of home values on housing demand, the impact of sub-prime lending on the availability of credit for the broader housing market, the ability of the Housing and Building Group to perform in new market segments where it has limited experience, adverse weather conditions affecting home deliveries, competition, government regulations, legislation governing the relationships of the Company with its recreational vehicle dealers, dependence on significant customers within certain product types, consolidation of distribution channels in the recreational vehicle industry, consumer confidence, uncertainties of matters in litigation, current litigation relating to and Congressional inquiry surrounding the Company’s use of components containing formaldehyde in its products, further developments in the war on terrorism and related international crises, oil supplies, and other risks identified in the Company’s SEC filings.

For more information:

     Jeffery A. Tryka, CFA

     Director of Planning and Investor Relations

     Coachmen Industries, Inc.

     574-262-0123

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